SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                               FORM 8-K

                            CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported): March 31, 2003


                         CONCEPTS DIRECT, INC.
____________________________________________________________________
       (Exact name of registrant as specified in its charter)


     Delaware                      0-20680               52-1781893
_________________________       ______________         _____________
(State or other jurisdiction    (Commission File       (IRS Employer
of incorporation)                Number)                Identification
                                                        No.)

2950 Colorful Avenue, Longmont, CO                  80504
________________________________________         ___________
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (303) 682-9171


Item 1.  Changes in Control of Registrant

Based on the Schedule 13D filed on April 2, 2003 by Phillip A. Wiland, the Company's Chairman, Chief Executive Officer and President, and his wife, Linda S. Wiland, the Company learned that the Wilands entered into two Stock Purchase Agreements and a Securities Purchase Agreement on March 31, 2003 pursuant to which the Wilands acquired 1,240,306 shares of Common Stock of the Registrant, for $0.54 per share, for a total of $669,765.24. The Wilands acquired all of these shares with personal funds. The Company understands that the Wilands purchased 272,369 Company shares from St. Cloud Capital Partners, 25,000 Company shares from Marshall Geller, and 942,937 Company shares from Lance Laifer, Laifer Capital Management and Hilltop Partners. The Company also understands that the Wilands purchased the note of the Company owned by St. Cloud Capital Partners which as of March 31, 2003 had a balance of $1,158,214.76.

Based on the Schedule 13D filed on April 10, 2003 by the Wilands, the Company learned that the Wilands purchased 479,500 additional shares on April 8, 2003.

Based on the Wilands' 13D filed on April 10, 2003, the Wilands own in joint tenancy 3,805,325 Company shares. In addition, Mr. Wiland holds 13,900 Company shares as custodian for his minor children under the Uniform Gifts to Minors Act and for which Mr. Wiland has sole voting and investment power. Also, Mr. Wiland holds stock options for 27,500 Company shares which are currently exercisable within the next 60 days. Mr. Wiland now has voting and investment control over approximately 73.06% of the outstanding Common Stock of the Company and Mrs. Wiland has voting and investment control over approximately 72.66% of the outstanding Common Stock of the Company.

The Company is filing this Current Report on Form 8-K to disclose the change in the Wilands' ownership. Prior to these transactions, the Wilands were the Company's largest stockholders.


Item 5. Other Events and Regulation FD Disclosure

On April 1, 2003, Marshall S. Geller resigned from the Company's Board of Directors.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CONCEPTS DIRECT, INC.

Date: April 11, 2003                   /s/ Zaid H. Haddad
                                       ______________________
                                       Zaid H. Haddad
                                       Chief Financial Officer